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                                                                    EXHIBIT 11.1
                                                                    ------------

                      THE PMI GROUP, INC. AND SUBSIDIARIES

                COMPUTATION OF RESTATED NET INCOME PER SHARE (1)

                  Years Ended December 31, 1999, 1998 and 1997

                                                                            1999               1998               1997
                                                                         ----------         ----------          --------
                                                                           (In thousands, except for per share data)
Basic net income per common share:
       Net income                                                         $204,466           $190,360           $175,309
       Average common shares outstanding                                    44,893             47,091             50,079
                                                                          --------           --------           --------
           Basic net income per common share                                $ 4.55             $ 4.04             $ 3.50
                                                                          ========           ========           ========
Diluted net income per common share:

       Net income                                                         $204,466           $190,360           $175,309
                                                                          --------           --------           --------
       Average common shares outstanding                                    44,893             47,091             50,079
       Net shares to be issued upon exercise of dilutive
          stock options after applying treasury stock method                   351                208                186
                                                                          --------           --------           --------
       Average shares outstanding                                           45,244             47,299             50,265
                                                                          --------           --------           --------
           Diluted net income per common share                              $ 4.52             $ 4.02             $ 3.49
                                                                          ========           ========           ========
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(1) Restated to conform with Statement of Financial Accounting
    Standards No. 128, Earnings per Share.